Exhibit 10.12

CREDIT AGREEMENT

AMONG

REPUBLIC COMPANIES, INC.,

AS BORROWER,

REPUBLIC COMPANIES GROUP, INC.

AND

THE FROST NATIONAL BANK,

AS LENDER

FEBRUARY 23, 2005

i

6.6.	Acquisition of Assets	33
6.7.	Disposition of Assets	35
6.8.	Merger and Consolidation	35
6.9.	Dividends, Distributions and Stock	35
6.10.	Restrictive Agreements	35
6.11.	Advances, Investments and Loans	36
6.12.	ERISA	36
6.13.	Assignment	36
6.14.	Transactions with Affiliates	37
6.15.	Business	37
6.16.	Use of Proceeds	37

ARTICLE VII	REPRESENTATIONS AND WARRANTIES	37
7.1.	Organization and Qualification	37
7.2.	Authorization; Validity	37
7.3.	Capitalization	38
7.4.	Financial Statements	38
7.5.	Compliance With Laws and Other Matters	38
7.6.	Preferred Dividend	38
7.7.	Litigation	39
7.8.	Debt	39
7.9.	Investments	39
7.10	Litigation	39
7.11.	Title to Properties	39
7.12.	Taxes	39
7.13.	Use of Proceeds	40
7.14.	Possession of Franchises, Licenses, Etc.	40
7.15.	Leases	40
7.16.	Disclosure	40
7.17.	Security Interests	40
7.18.	ERISA	41
7.19.	Subsidiaries	41
7.20.	Intellectual Property, Etc	41
7.21.	Labor Relations, Collective Bargaining Agreements	41
7.22.	Reinsurance Agreements	41
7.23.	Regulatory Acts	42
7.24.	Solvency	42
7.25.	Environmental Matters	42
7.26.	Survival of Representations and Warranties, etc	43

ARTICLE VIII	DEFAULT	43
8.1.	Event of Default	43
8.2.	Remedies	45
8.3.	Application of Funds	45

ARTICLE IX	MISCELLANEOUS	45
9.1.	Reliance by Lender	45

9.2.	Notices	46
9.3.	Expenses	46
9.4.	Waivers	46
9.5.	Determination by Lender Conclusive and Binding	47
9.6.	Set Off	47
9.7.	Assignment	47
9.8.	Counterparts	48
9.9.	Severability	48
9.10.	Interest and Charges	48
9.11.	Amendment and Waiver	49
9.12.	Exception to Covenants	49
9.13.	USA Patriot Act Notice	49
9.14.	GOVERNING LAW	49
9.15.	WAIVER OF JURY TRIAL	49
9.16.	ENTIRE AGREEMENT	49

SIGNATURES		S-l

EXHIBITS AND SCHEDULES

Exhibit A	Term Loan Note
Exhibit B	Pledge Agreement
Exhibit C	Guaranty Agreement
Exhibit D	Compliance Certificate
Exhibit E	Arbitration and Notice of Final Agreement
Exhibit F	Interest Rate Notice

Schedule 7.3	Parent and Subsidiary Entity Information
Schedule 7.4	Off-Balance Sheet Liabilities
Schedule 7.8	Existing Debt
Schedule 7.9	Existing Investments
Schedule 7.10	Existing Litigation
Schedule 7.18	ERISA Plans
Schedule 7.21	Labor Agreements
Schedule 7.22	Reinsurance Agreements
Schedule 9.2	Notice Addresses

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of February 23, 2005 (this agreement, together with all amendments and restatements, this “Agreement”), among REPUBLIC COMPANIES, INC., a Delaware corporation (“Borrower”), REPUBLIC COMPANIES GROUP, INC., a Delaware corporation (“Parent”), and THE FROST NATIONAL BANK, a national banking association (“Lender”).

BACKGROUND

Borrower has requested that Lender make a term credit facility available to Borrower. Lender has agreed to do so, subject to the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by all parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. For purposes of this Agreement:

“Affiliate” means any Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled By or is Under Common Control with any other Person.

“Agreement Date” means the date of this Agreement.

“Applicable Law” means (a) in respect of any Person, all provisions of Laws and orders of Governmental Authorities applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all Governmental Authorities and arbitrators in proceedings or actions to which the Person in question is a party, and (b) in respect of contracts relating to interest or finance charges that are made or performed in the State of Texas, “Applicable Law” means the Laws of the United States of America, including without limitation 12 U.S.C. §§85 and 86, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the Laws of the State of Texas, and any other Laws of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit.

“Arbitration and Notice of Final Agreement” means the Arbitration and Notice of Final Agreement, substantially in the form of Exhibit E.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Auditors” means KPMG, LLP or other independent certified public accountants selected by Parent and acceptable to Lender. Notwithstanding the foregoing, at all times that Parent is a Public Company, the term “Auditors” shall include only Registered Public Accounting Firms.

“Authorized Control Lever” means “Authorized Control Level” as defined by NAIC from time to time and as applied in the context of the Risk Based Capital Guidelines promulgated by NAIC (or any term substituted therefor by NAIC).

“Authorized Signatory” means such senior personnel of an Obligor as may be duly authorized and designated in writing by an Obligor to execute documents, agreements and instruments on behalf of an Obligor.

“Bank Liens” means all Liens granted by Borrower and any other Person in favor of or for the benefit of Lender pursuant to the Loan Documents or otherwise, securing all or any of the Obligations, including, but not limited to, rights in any Collateral created in favor of or for the benefit of Lender, whether by mortgage, pledge, hypothecation, assignment, transfer, or other granting or creation of Liens.

“Base Rate” means for any day a per annum rate of interest equal to the higher of (a) the Federal Funds Rate on such day plus .50% and (b) the Prime Rate in effect on such day.

“Base Rate Loan” means the Term Loan when it bears interest at a rate based on the Prime Rate or the Federal Funds Rate.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Texas and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

“Capital Leases” means capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.

“Cash Equivalents” means (a) Dollar denominated time deposits, certificates of deposit (including eurodollar certificates of deposit) and bankers acceptances of (i) any FDIC insured bank, in amounts up to the FDIC insured limit, (ii) any bank having capital and surplus in excess of $500,000,000 or the Dollar equivalent thereof or (iii) any bank whose short term commercial paper is an Investment Grade Security and (b) agreements to sell and repurchase direct obligations of, or obligations that are fully guaranteed as to principal and interest by, the U.S. Treasury, such agreements to be with primary treasury dealers, to be evidenced by standard industry forms and to have maturities of not more than six months from the date of commencement of the repurchase transaction.

“Change of Control” means an event or series of events by which during any period of twelve consecutive months a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (a) who were members of that board or equivalent governing body on the first day of such period, or (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any assets of any Person in which at any time Lender, or another Person for the benefit of Lender, shall be granted a Bank Lien to secure the Obligations.

“Commitment” means Lender’s obligation to make the Term Loan to Borrower pursuant to Section 2.1, in the principal amount of $20,000,000.00, as terminated pursuant to Section 2.1.

“Compliance Certificate” means a compliance certificate, substantially in the form of Exhibit D.

“Consolidated Net Worth” means the net worth of Parent and Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

“Contingent Debt” means, for any Person:

(a) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations of any other Person;

(b) obligations under any contract providing for the making of loans, advances or capital contributions to any other Person, or for the purchase of any property from any other Person, in each case in order to enable such other Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay Debts, Dividends or expenses;

(c) obligations under any contract to rent or lease (as lessee) any real or personal property (other than operating leases) if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor;

(d) obligations in respect of letters of credit; and

(e) obligations under any other contract which, in economic effect, is substantially equivalent to a guaranty, including but not limited to “keep well” or “capital maintenance” agreements.

“Control” or “Controlled By” or “Under Common Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event any Person which beneficially owns, directly or indirectly, 10% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation or managers of a limited liability company or other governance board of an entity shall be conclusively presumed to control such corporation, limited liability company or other entity.

“Current Financials” means the most recent annual Financial Statements of Parent and Subsidiaries.

“Debt” means, at any time, for Parent and Subsidiaries, (a) Capital Leases, (b) Contingent Debt, (c) debt created, issued, incurred or assumed for money borrowed or for the deferred purchase price of property purchased, (d) all debt, obligations and liabilities secured by any Lien upon any property owned by Parent or any Subsidiary, even though it has not assumed or become liable for the payment of same, and (e) liabilities in respect of unfunded vested benefits under any Plans.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization or similar debtor relief Laws affecting the rights of creditors generally from time to time in effect.

“Default” means any of the events specified in Section 8.1, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further specified condition, event or act.

“Default Rate” means a per annum interest rate equal to the Prime Rate plus 2%.

“Dividends” means, with respect to any Person, any dividend on any class of its capital stock or other equity interest now or hereafter outstanding, any distribution of cash or property to owners of any shares of such stock or other equity interest, any retirement, redemption, purchase or other acquisition, directly or indirectly, of any shares of any class of its capital stock or other equity interest now or hereafter outstanding, or any transaction that has a substantially similar effect.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“EGA” means Eagle General Agency, Inc., a Texas corporation.

“Eligible Equities” means equity securities of a Person (a) the debt securities or debt instruments of such Person are Investment Grade Securities, (b) that has a corporate credit or issuer rating of BBB- or higher by S&P, Baa3 or higher by Moody’s, Class (2) or higher by NAIC or the equivalent of such rating by S&P, Moody’s or NAIC, or if none of S&P, Moody’s and NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency (if such Person does not have any outstanding rated debt securities or instruments) and (c) that are permitted to be owned by a RIC pursuant to Applicable Law and applicable Insurance Regulators.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, consent decree, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non sudden, accidental or non accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Law” means any and all applicable present and future treaties, Laws, codes, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (collectively “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., as amended, the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended by 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended by 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., and any similar or implementing state or local Law.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with Parent or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Basis” means either:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the “London Interbank Offered Rate,” as published in the “Money Rates” column of The Wall Street Journal, Central Edition, on the Business Day on which such Interest Period commences, for deposits in Dollars with a term equivalent to such Interest Period, or if for any reason such rate is no longer available, the rate per annum (rounded upward to the nearest 1/100 of 1%) equal to the rate determined by Lender to be the offered rate as reported by a commercially available source providing quotations of the British Bankers Association Settlement Rate selected by Lender for deposits in Dollars (for delivery on the date of determination) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the Business Day on which such Interest Period commences; or

(b) with respect to any Eurodollar Rate Loan as to which Borrower has not elected an Interest Period pursuant to Section 2.4(a), for any day a rate per annum equal to the “London Interbank Offered Rate” for a one-month term, as published in the “Money Rates” column of The Wall Street Journal, Central Edition, from time to time, or if for any reason such rate is no longer available, for any day the rate per annum (rounded upward to the nearest 1/100 of 1%) equal to the rate determined by Lender to be the offered rate as reported by a commercially available source providing quotations of the British Bankers Association Settlement Rate selected by Lender for deposits in Dollars (for delivery on the date of determination) with a one-month term, determined as of approximately 11:00 a.m. (London time).

The Eurodollar Basis determined as provided in clause (b) shall change effective as of the date of any change as published in The Wall Street Journal, Central Edition, or as determined by Lender, as appropriate. The Eurodollar Basis is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Lender.

“Eurodollar Margin” means 2.00%.

“Eurodollar Rate Loan” means the Term Loan when it bears interest at a rate based on the Eurodollar Basis.

“Event of Default” means any of the events specified in Section 8.1, provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Existing Debt” means the Debt of Parent and Subsidiaries existing on the Agreement Date, including renewals (but not increases) thereof.

“Existing Investments” means the Investments of Parent and Subsidiaries existing on the Agreement Date.

“Existing Litigation” means the Litigation involving or otherwise affecting Parent or any Subsidiary existing on the Agreement Date, which is described on Schedule 7.10.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Lender on such day on such transactions as determined by Lender.

“Financial Statements” includes, but is not limited to, balance sheets, income, profit and loss statements, reconciliations of capital and surplus and/or partnership capital accounts, as appropriate, and statements of changes in financial position or cash flow, prepared in comparative form with respect to the corresponding period of the preceding fiscal year and prepared in accordance with SAP or GAAP, as appropriate.

“Frost” means The Frost National Bank.

“GAAP” means generally accepted accounting principles applied on a consistent basis, set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question, and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

“Governmental Authority” means any state, commonwealth, federal, foreign, territorial, or other court or governmental department, commission, board, bureau, agency or instrumentality.

“Guarantor” means (a) Parent and (b) each Person that is now or hereafter a Subsidiary, other than RCLP, Borrower, RIG I, RIG II, RHP, any RIC, any Subsidiary of a RIC and any Unrestricted Subsidiary.

“Guaranty” means a Guaranty Agreement, substantially in the form of Exhibit C, duly executed by each Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under Applicable Law, Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower. For purposes of determining the Highest Lawful Rate under Applicable Law, the indicated rate ceiling shall be the lesser of (a)(i) the “weekly ceiling”, as that expression is defined in Section 303.003 of the Texas Finance Code, as amended, or (ii) if available in accordance with the terms thereof and at Lender’s option after notice to Borrower and otherwise in accordance with the terms of Section 303.103 of the Texas Finance Code, as amended, the “annualized ceiling” and (b)(i) if the amount outstanding under this Agreement is less than $250,000, twenty four percent (24%), or (ii) if the amount under this Agreement is equal to or greater than $250,000, twenty eight percent (28%) per annum.

“Insurance Business” means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

“Insurance Contract” means any insurance contract or policy issued by a RIC, but shall not include any Reinsurance Agreement or Retrocession Agreement.

“Insurance Regulator” means, when used with respect to any RIC, the Governmental Authority, insurance department or similar administrative authority or agency located in (a) each state in which such RIC is domiciled or (b) to the extent asserting regulatory jurisdiction over such RIC, the Governmental Authority, insurance department, authority or agency in each state in which such RIC is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such RIC.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan as to which an Interest Period applies, the last day of each Interest Period applicable to such Eurodollar Rate Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period shall also be an Interest Payment Date; and (b) as to any Eurodollar Rate Loan as to which an Interest Period does not apply and any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan that Borrower has notified Lender in accordance with Section 2.4(a) that such Eurodollar Rate Loan shall be for an Interest Period, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three or six months thereafter, as selected by Borrower in the applicable Interest Rate Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Notice” means a notice of an election that the Term Loan become or continue as a Eurodollar Rate Loan (and the Interest Period for such Eurodollar Rate Loan, if applicable) or become a Base Rate Loan pursuant to Section 2.4(a), substantially in the form of Exhibit F.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Parent’s “disclosure controls and procedures” or “internal controls over financial reporting”, in each case as described in Rule 13A-15 or Rule 15d-15 promulgated under the Securities Act of 1934.

“Invested Assets” means, at any date for any RIC, the total amount as would be shown on line 10, page 2, column 1 of an annual financial statement of such RIC as would be prepared as of such date utilizing the identical format utilized by such RIC in preparing the December 31, 2003, annual statements filed with the applicable Insurance Regulator, or if such format is changed after the Agreement Date, the same type of information, computed in the same manner, as contained in the identically numbered page, line item and column of the December 31, 2003, annual statement for such RIC prepared as of such date.

“Investment” means any acquisition of all or substantially all of the assets of any Person, or any direct or indirect purchase or other acquisition of, or a beneficial interest in, any equity interest or other securities of any other Person, or any direct or indirect loan, advance, or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of Debt or accounts receivable of any other Person that are not current assets or do not arise from dispositions to that other Person in the ordinary course of business.

“Investment Amount” means the lesser of (a) $50,000,000, and (b) an amount equal to (i) $50,000,000, minus (ii) the aggregate amount of all Investments of Parent and Subsidiaries in Seguros (valued at the original cost of such Investment), plus (iii) the aggregate consideration received by RUIC for all sales by RUIC of equity of Seguros after the Agreement Date.

“Investment Grade Securities” means and includes (a) securities that are direct obligations of the United States of America, the payment of which is backed by the full faith and credit of the United States of America, (b) debt securities or debt instruments with an “investment grade” rating by each of S&P, Moody’s, and NAIC, or if none of S&P, Moody’s and NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Parent and Subsidiaries, and (c) any fund investing exclusively in investments of the type described in clauses (a) and (b), which funds may also hold immaterial amounts of cash pending investment and/or distribution.

“Investment Policy” means the written policies and procedures which govern the acquisition and maintenance of Investments and the cash management procedures of Parent and each Subsidiary.

“Laws” means all constitutions, statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Governmental Authority.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give or not to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction.

“Litigation” means any proceeding, claim, lawsuit and/or investigation conducted or threatened by or before any Governmental Authority, including, but not limited to, proceedings, arbitrations, claims, lawsuits, and/or investigations under or pursuant to any Environmental Law, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement or other instrument.

“Litigation Report” means a report, certified to be true, correct and complete by an Authorized Officer of Parent and each Subsidiary which is a party to any such litigation, describing all litigation relating to Insurance Business written by Parent or any Subsidiary, in format acceptable to Lender.

“Loan Documents” means this Agreement, the Term Loan Note, the Security Documents, the Guaranty and all other documents and instruments executed and delivered to Lender by any Obligor or any other Person in connection with this Agreement.

“Material Adverse Change or Effect” means any act or circumstance or event which (a) causes an Event of Default or Default, (b) otherwise could reasonably be expected to be material and adverse to the business, operations, properties, financial condition or prospects of Parent, any other Obligor or any Subsidiary, or (c) in any manner whatsoever could adversely affect the validity or enforceability of any of the Loan Documents.

“Maturity Date” means the first to occur of (a) February 23, 2010, and (b) the date the Obligations are accelerated.

“Maximum Amount” means the maximum amount of interest which, under Applicable Law, Lender is permitted to charge on the Obligations.

“Moody’s” means Moody’s Investors Service, Inc.

“NAIC” means the National Association of Insurance Commissioners or any successor organization thereto.

“NAIC Tests” means the ratios and other financial measurements developed by NAIC under its Insurance Regulatory Information System, as in effect from time to time.

“Obligations” means all obligations, indebtedness and liabilities under the Loan Documents now or hereafter owing by Borrower or any other Person to or for the benefit of Lender, whether joint or several, fixed or contingent, including principal, interest, expenses of collection and foreclosure and attorneys’ fees. Without limiting the generality of the foregoing, “Obligations” includes all amounts which would be owed by Borrower or any other Person to Lender under any Loan Document, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower or any other Person (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of Borrower or any other Person under any Debtor Relief Law).

“Obligor” means Borrower and each other Person liable for performance of any of the Obligations or the property of which secures the performance of any of the Obligations.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any Dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“PCAB” means the Public Company Accounting Oversight Board, or any entity succeeding to any of its principal functions.

“Permitted Acquisition” means the acquisition of all or substantially all of the assets or all of the equity of a Person, so long as in each case (a) there exists no Default or Event of Default both before and after giving effect to any such acquisition, (b) all of the authorized, issued and outstanding equity of such acquired entity and all voting rights (including voting rights arising upon the occurrence of a contingency) with respect to such entity will be owned by (i) Borrower, (ii) either Borrower or a RIC (if the issuer of the acquired equity is a RIC) or (iii) a Guarantor, (c) such acquired assets are acquired by (i) Borrower, (ii) a RIC (if the acquired assets are acquired from another RIC) or (iii) a Guarantor, (d) Borrower provides Lender with information and a Compliance Certificate demonstrating pro forma compliance with the terms of this Agreement through the Maturity Date and that no Default or Event of Default exists, after giving effect to such acquisition, (e) each acquisition is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis pursuant to an acquisition agreement approved by the board of directors or other applicable governing body of the entity to be acquired prior to the commencement thereof, and (f) each acquired entity or Borrower executes and delivers, or causes to be executed and delivered, each of the documents applicable to it described in Sections 6.6(d)(1) – (9).

“Permitted Debt” means (a) the Obligations, (b) trade accounts payable and other similar obligations incurred in the ordinary course of business, (c) claims to payment under Insurance Contracts issued by a RIC, (d) intercompany balances in the ordinary course of business among Borrower and Subsidiaries, (e) Existing Debt, (f) Debt of Borrower constituting part of the consideration paid by Borrower to acquire equity of an Unrestricted Subsidiary in compliance with Section 6.6(c), and (g) other Debt of Parent and Subsidiaries not secured by or benefiting from any Lien.

“Permitted Liens” means (a) Bank Liens, (b) pledges or deposits made to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, pensions, or other social security programs (excluding any Liens in respect of ERISA), (c) good faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business, (d) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impair the use of such property by Parent or any Subsidiary in the operation of its business in any manner which would have a Material Adverse Effect, (e) Liens (including the conveyance of any property to any reinsurance trust) to secure obligations of Parent or any Subsidiary pursuant to a Reinsurance Agreement, (f) Liens securing Debt described in clause (f) of “Permitted Debt,” so long as such Lien does not encumber any property other than Borrower’s equity interest in the respective Unrestricted Subsidiary for which such Debt was a portion of the consideration paid for such equity interest, (g) Liens securing obligations pursuant to repurchase agreements described in clause (b) of “Cash Equivalents”, and (h) the following, if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings and so long as levy and execution thereon have been stayed and continue to be stayed: claims and Liens for Taxes due and payable; claims and Liens upon, and defects of title to, real or personal property or other legal process prior to adjudication of a dispute on the merits, including mechanic’s and materialmen’s Liens; and adverse judgments on appeal.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, Governmental Authority, agency or political subdivision thereof.

“Plan” means any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Parent, a Subsidiary or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Parent, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” means the Pledge Agreement executed by Borrower substantially in the form of Exhibit B.

“Preferred Dividend” means the declaration and payment of a cash Dividend with respect to Dividends accrued on the Preferred Stock prior to the Agreement Date.

“Preferred Stock” means preferred stock of Parent designated as Series A Preferred Stock.

“Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, Central Edition, from time to time, or if for any reason such rate is no longer available, the rate established by Lender as its prime rate. The Prime Rate shall change effective as of the date of any change as published in The Wall Street Journal, Central Edition, or as established by Lender, as appropriate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Lender.

“Principal Office” means the principal office of Lender, located at 100 West Houston Street, San Antonio, Texas 78205.

“Public Company” means a Person the securities of which are registered under Section 12 of the Securities Exchange Act of 1934, or that is required to file reports under Section 15(d) of the Securities Exchange Act of 1934, or that files or has filed a registration statement that has not been withdrawn (regardless of whether such registration statement has become effective) under the Securities Act of 1933.

“RCLP” means Republic Co-Investors, L.P., a Delaware limited partnership.

“Registered Public Accounting Firm” means an accounting firm that (a) has registered with the PCAB pursuant to the provisions of Section 102 of Sarbanes-Oxley and whose registration has not been withdrawn, terminated, revoked or suspended and (b) meets the “independence” requirements of Section 10A of the Securities Exchange Act of 1934.

“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers, as reinsurers, assume liabilities under insurance policies or agreements issued by another insurance or reinsurance company or companies.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Reportable Event” means a reportable event as defined in Section 4043(b) of Title IV of ERISA.

“RGM” means Republic Group No. Two Company, a Missouri corporation.

“RHP” mean Republic Home Protectors, Inc., a Texas corporation.

“RIC” means any Subsidiary, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction, is regulated by any Insurance Regulator, and is required by any Insurance Regulator to file a “yellowbook” or “bluebook.”

“RIG I” means RIG Capital Trust I, a Delaware statutory trust.

“RIG II” means RIG Capital Trust II, a Connecticut statutory trust.

“Risk-Based Capital Ratio” means for a RIC, the ratio (expressed as a percentage), at any time, of the Total Adjusted Capital of such RIC to the Authorized Control Level of such RIC.

“RUIC” means Republic Underwriters Insurance Company, a Texas property and casualty insurance corporation.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation.

“SAP” means the statutory accounting and reporting practices prescribed by the insurance Laws or Insurance Regulator (or other similar Governmental Authority) with respect to each RIC.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAB.

“Security Documents” means, collectively, the Pledge Agreement, and any and all other documents, instruments, financing statements, public notices and the like executed and delivered in connection with any of the Bank Liens or the Collateral.

“Seguros” means Seguros Atlas, S.A., a Mexico sociedad anonima.

“Solvent” means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of Contingent Debt or other contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

“Special Counsel” means the law firm of Winstead Sechrest & Minick P.C., or such other legal counsel as Lender may select.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries’” refers to a Subsidiary or Subsidiaries of Parent.

“Taxes” means all taxes, assessments, fees or other charges from time to time or at any time imposed by any Laws or by any Governmental Authority.

“Term Loan Note” means the promissory note made by Borrower in favor of Lender evidencing the Term Loan made by Lender, substantially in the form of Exhibit A.

“Total Adjusted Capital” means “Total Adjusted Capital” as substantially defined by NAIC as of December 31, 2004, without adjustment, and as applied in the context of the Risk Based Capital Guidelines promulgated by NAIC.

“UCC” means the Uniform Commercial Code, as currently adopted in Texas.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“Unrestricted Subsidiary” means a Subsidiary (a) that is a corporation or limited liability company, (b) that is not a RIC, (c) that engages in businesses in compliance with Section 6.15, (d) as to which Borrower possesses power to direct or cause the direction of management, and (e) less than all and not less than 51 % of all equity of such Subsidiary (including all equity, regardless of whether such equity has no voting rights or has voting rights only upon the occurrence of a contingency) is owned directly by Borrower.

1.2. Additional Definitions. The following additional terms have the meaning specified in the indicated Section or other provision of this Agreement:

Term	Section/Provision
Agreement	Introductory Paragraph
Borrower	Introductory Paragraph
Eurocurrency liabilities	Section 3.4(c)
Indemnified Taxes	Section 3.1(a)
Indemnitees	Section 5.7
Lender	Introductory Paragraph
Other Taxes	Section 3. 1(b)
Parent	Introductory Paragraph
Participant	Section 9.7(b)
Participation	Section 9.7(b)
PCB	“Hazardous Materials”
Properties	Section 7.25(a)
Term Loan	Section 2.1

1.3. Construction. Unless otherwise expressly provided in this Agreement or the context requires (a) otherwise, the singular shall include the plural, and vice versa, (b) words of a gender include the other gender, (c) all accounting terms shall be construed in accordance with GAAP or SAP, as the context requires, on a consolidated basis for Parent and Subsidiaries, (d) all references to time are San Antonio time, (e) monetary references are to Dollars, (h) all references to “Articles,” “Sections,” “Exhibits,” and “Schedules” are to the Articles, Sections, Exhibits, and Schedules of and to this Agreement, (i) headings used in this Agreement and each other Loan Document are for convenience only and shall not be used in connection with the interpretation of any provision hereof or thereof, (j) references to any Person include that Person’s heirs, personal representatives, successors, and permitted assigns, that Person as a debtor in possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for such Person or all or substantially all of its assets, (k) references to any Law include every amendment or restatement to it, rule and regulation adopted under it, and successor or replacement for it, (l) references to a particular Loan Document include each amendment, modification, or supplement to or restatement of it made in accordance with this Agreement and such Loan Document and (m) references to consolidated Financial Statements of Parent and Subsidiaries or to the determination of any amount for Parent and Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Parent is required to consolidate pursuant to FASB Interpretation No. 46 –Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

ARTICLE II

TERM LOAN

2.1. Term Loan. Subject to the terms and conditions set forth herein, Lender agrees to make a term loan (the “Term Loan”) to Borrower on the Agreement Date in the amount of the Commitment. Immediately upon making of the Term Loan, the Commitment shall be automatically terminated. The Term Loan may not be repaid and then reborrowed. The Term Loan shall initially be a Eurodollar Rate Loan.

2.2. Repayment. The principal of the Term Loan shall be due and payable on the Maturity Date.

2.3. Voluntary Prepayments. Borrower may, upon notice to Lender, at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty; provided that such notice must be received by Lender not later than 10:00 a.m. one Business Day prior to the date of prepayment. Each such notice shall specify the date and amount of such prepayment. Any voluntary prepayment shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Article III.

2.4. Interest on Term Loan Generally.

(a) Subject to Sections 2.4(c) and 2.6 and not more than once in each calendar month, Borrower may elect that the Term Loan be either a Eurodollar Rate Loan or a Base Rate Loan and, if Borrower elects that the Term Loan be a Eurodollar Rate Loan, whether such Eurodollar Rate Loan shall be for an Interest Period, such election to be made upon Borrower’s irrevocable notice to Lender, which may be given by telephone. Each such notice must be received by Lender not later than 10:00 a.m. three Business Days prior to the Business Day on which the new interest rate is to apply. Each such telephonic notice must be confirmed promptly by delivery to Lender of a written Interest Rate Notice appropriately completed and signed by an Authorized Signatory of Borrower. Each Interest Rate Notice (whether telephonic or written) shall specify the requested date of the continuation or conversion of the applicable interest rate (which shall be a Business Day) and whether, if the Term Loan is to be continued as or converted to a Eurodollar Rate Loan, such Eurodollar Rate Loan will be for an Interest Period. If Borrower does not notify Lender of a requested continuation or conversion of the applicable interest rate as provided in this Section 2.4(a), the Term Loan shall continue as or convert to a Base Rate Loan, subject to Sections 2.4(c) and 2.6. If Borrower does not notify Lender of an Interest Period applicable to a Eurodollar Rate Loan, such Eurodollar Rate Loan shall not be for an Interest Period. A Eurodollar Rate Loan made for an Interest Period may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. If a Default or Event of Default exists, the Term Loan may not be continued as or converted to a Eurodollar Rate Loan. Subject to the provisions of Sections 2.4(c) and 2.6, the entire Term Loan must be either a Eurodollar Rate Loan or a Base Rate Loan.

(b) Subject to the provisions of Sections 2.4(c) and 2.6, each (i) Eurodollar Rate Loan (other than a Eurodollar Rate Loan made for an Interest Period) shall bear interest on the outstanding principal amount thereof from the borrowing date or the effective date of the election by Borrower that the Term Loan becomes a Eurodollar Rate Loan, as applicable, to but not including the date on which another interest rate becomes applicable to the Term Loan pursuant to the terms of this Agreement at a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the Eurodollar Basis for such Eurodollar Rate Loan plus the Eurodollar Margin, (ii) Eurodollar Rate Loan made for an Interest Period shall bear interest on the outstanding principal amount thereof for such Interest Period at a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the Eurodollar Basis for such Interest Period plus the Eurodollar Margin, and (ii) Base Rate Loan shall bear interest on the outstanding principal amount thereof from the borrowing date, the effective date of the election by Borrower that the Term Loan becomes a Base Rate Loan or the effective date the Term Loan otherwise becomes a Base Rate Loan pursuant to the terms of this Agreement, as applicable, to but not including the date on which another interest rate becomes applicable to the Term Loan pursuant to the terms of this Agreement at a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the Base Rate.

(c) Subject to the provisions of Section 2.6, if at any time Lender has notified Borrower that the provisions of Sections 3.2 or 3.3 apply, (i) each Eurodollar Rate Loan shall become a Base Rate Loan effective on the date on which Lender determines that the provisions of Section 3.2 apply, (ii) each Eurodollar Rate Loan made for an Interest Period shall become a Base Rate Loan on the last day of such Interest Period occurring after the effective date on which Lender determines that the provisions of Section 3.3 apply, (iii) each Eurodollar Rate Loan (other than a Eurodollar Rate Loan made for an Interest Period) shall become a Base Rate Loan on the effective date on which Lender determines that the provisions of Section 3.3 apply, and (iv) Borrower may not elect that the Term Loan be a Eurodollar Rate Loan until Lender notifies Borrower that the provisions of Sections 3.2 and 3.3 no longer apply.

(d) Interest on the Term Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.5. Computations. Subject to Section 9.10, interest on the Term Loan and any other amounts due hereunder shall be calculated on the basis of actual days elapsed over a year of 360 days, unless such calculation would result in a rate greater than the highest rate permitted by Applicable Law, in which case interest shall be computed on the basis of a year of 365 days or 366 days in a leap year, as the case may be. Nothing herein shall be deemed to obligate Lender to obtain the funds for the Term Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for the Term Loan in any particular place or manner.

2.6. Interest After an Event of Default, (a) If an Event of Default exists (other than an Event of Default specified in Section 8.1(d) or (e)), at the option of Lender, and (b) if an Event of Default specified in Section 8. 1(d) or (e) exists, automatically and without any action by Lender, the Obligations shall bear interest at a rate per annum equal to the lesser of (i) the Default Rate and (ii) the Highest Lawful Rate. Such interest shall be payable on the earlier of demand and the Maturity Date, respectively, and shall accrue until the earlier of (a) waiver or cure (to the satisfaction of Lender) of the applicable Event of Default, (b) agreement by Lender to rescind the charging of interest at the Default Rate, or (c) payment in full of the Obligations. Lender shall not be required to accelerate the maturity of the Term Loan, to exercise any other rights or remedies under the Loan Documents, or to give notice to Borrower of the decision to charge interest at the Default Rate. Lender will undertake to notify Borrower, after the effective date, of the decision to charge interest at the Default Rate. The determination of the Default Rate by Lender shall be prima facie evidence as to the facts thereof.

2.7. Late Charge. If a payment is made ten days or more late, Borrower will be charged (subject to Section 9.10), in addition to interest, a delinquency charge of (a) 5% of the unpaid portion of the regularly scheduled payment, or (b) $250.00, whichever is less. Additionally, if the amount of the Term Loan (plus all accrued but unpaid interest) is not paid in full on the Maturity Date, Borrower will be charged (subject to Section 9.10) a delinquency charge of (a) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest), or (b) $250.00, whichever is less. Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

2.8. Manner of Payment. (a) Each payment (including prepayments) by Borrower of the principal of or interest on the Term Loan and any other amount owed under this Agreement or any other Loan Document shall be made not later than 11:00 a.m. on the date specified for payment under this Agreement to Lender at Lender’s Principal Office, in Dollars constituting immediately available funds. All payments received by Lender after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Except as provided in the definition of “Interest Period”, if any payment under this Agreement or any other Loan Document shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day. Any extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(c) Borrower shall pay principal, interest, fees and all other amounts due under the Loan Documents without deduction for set off or counterclaim or any deduction whatsoever.

(d) If some but less than all amounts due from Borrower are received by Lender, Lender shall apply such amounts in the following order of priority: (i) to the payment of Lender’s expenses then due and payable, if any; (ii) to the payment of all other fees then due and payable; (iii) to the payment of interest then due and payable on the Term Loan; (iv) to the payment of all other amounts not otherwise referred to in this Section 2.8(d) then due and payable under the Loan Documents; and (v) to the payment of principal then due and payable on the Term Loan.

2.9. Booking the Term Loan. Lender may make, carry or transfer the Term Loan at, to or for the account of any of its offices or the office of any Affiliate of Lender.

2.10. Collateral. Payment of the Obligations is secured on the Agreement Date by (a) a perfected first priority security interest in all of the authorized, issued and outstanding capital stock and other equity interests of EGA, RUIC and RGM, and all of the authorized, issued and outstanding capital stock and other equity interests of RHP in which Borrower has an interest, and (b) Guaranties of the Obligations by each existing Guarantor.

ARTICLE III

TAXES AND ILLEGALITY

3.1. Taxes.

(a) Except as provided below in this Section 3.1, any and all payments by Borrower to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other Taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, now or hereafter imposed, and all liabilities with respect thereto, excluding, in the case of Lender, or its Principal Office, applicable lending office, or any branch or Affiliate thereof, Taxes imposed on or measured by its net income (including net income Taxes imposed by means of a backup withholding Tax), franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of Lender or its Principal Office, applicable lending office, or any branch or Affiliate thereof, in each case imposed: (i) by the jurisdiction under the Laws of which Lender or its Principal Office, applicable lending office, branch or Affiliate is organized or is located, or in which the chief executive office of Lender is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any present or former connection between the jurisdiction imposing such Tax and Lender or its Principal Office, applicable lending office, branch or Affiliate (all such Taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities, the “Indemnified Taxes”). If Borrower shall be required by any Laws to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary to yield to Lender an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with Applicable Laws, and (iv) promptly (but in no event later than thirty days) after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower shall pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (“Other Taxes”).

(c) If Borrower shall be required to deduct or pay any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Lender, Borrower shall also pay to Lender, at the time interest on the Obligations is paid, such additional amount that Lender specifies as necessary to preserve the after tax yield (after factoring in all Taxes, including Taxes imposed on or measured by net income) Lender would have received if such Indemnified Taxes or Other Taxes had not been imposed.

(d) BORROWER SHALL INDEMNIFY LENDER FOR (i) THE FULL AMOUNT OF INDEMNIFIED TAXES AND OTHER TAXES (INCLUDING ANY INDEMNIFIED TAXES OR OTHER TAXES IMPOSED OR ASSERTED BY ANY GOVERNMENTAL AUTHORITY ON AMOUNTS PAYABLE UNDER THIS SECTION) PAID BY LENDER, (ii) AMOUNTS PAYABLE UNDER SECTION 3.1(c) AND (iii) ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, IN EACH CASE WHETHER OR NOT SUCH INDEMNIFIED TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT GOVERNMENTAL AUTHORITY. PAYMENT UNDER THIS SECTION 3.1(d) SHALL BE MADE WITHIN FIVE DAYS AFTER THE DATE LENDER MAKES A DEMAND THEREFOR.

3.2. Illegality. If Lender determines that any change in Law on or after the Agreement Date has made it unlawful, or that any Governmental Authority on or after the Agreement Date has asserted that it is unlawful, for Lender or its applicable lending office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Basis, then, on notice thereof by Lender to Borrower, any obligation of Lender to make or maintain Eurodollar Rate Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon the date of such notice, all Eurodollar Rate Loans shall convert to Base Rate Loans. Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of Lender, otherwise be materially disadvantageous to Lender.

3.3. Inability to Determine Rates. If (a) Lender determines in connection with any request for or maintenance of a Eurodollar Rate Loan or any determination of the Eurodollar Basis that (i) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and applicable term, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Basis, or (b) Lender notifies Borrower that the Eurodollar Basis for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to Lender of funding or maintaining such Eurodollar Rate Loan, Lender will promptly notify Borrower. Thereafter, the obligation of Lender to make or maintain Eurodollar Rate Loans shall be suspended until Lender notifies Borrower that Lender revokes such notice. Upon the date of such notice, each Eurodollar Rate Loan will convert into a Base Rate Loan.

3.4. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans; Compensation for Losses.

(a) If Lender in good faith determines that as a result of the introduction of or any change in or in the interpretation of any Law on or after the Agreement Date, or Lender’s compliance therewith, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by Lender in connection with any of the foregoing (excluding for purposes of this Section 3.4(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 3.1 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which Lender is organized or has its Principal Office or applicable lending office, and (iii) reserve requirements contemplated by Section 3.4(c)), then from time to time within five Business Days after demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such increased cost or reduction.

(b) If Lender in good faith determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof on or after the Agreement Date, or compliance by Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender with respect to this Agreement as a consequence of Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and Lender’s desired return on capital), then from time to time within five Business Days after demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction.

(c) Borrower shall pay to Lender, as long as Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to the Term Loan by Lender (as determined by Lender in good faith, which determination shall constitute prima facie evidence as to the facts thereof), which shall be due and payable on each date on which interest is payable on the Term Loan, provided Borrower shall have received at least fifteen days’ prior notice of such additional interest from Lender. If Lender fails to give notice fifteen days prior to the relevant Interest Payment Date, such additional interest shall be due and payable fifteen days from receipt of such notice.

(d) Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii) any failure by Borrower to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by Lender to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to Lender under this Section 3.4(d), Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Basis for such Eurodollar Rate Loan by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.5. Matters Applicable to all Requests for Compensation. Any demand or notice delivered by Lender to Borrower claiming compensation under this Article III shall be in writing and shall certify (a) that one of the events described in this Article III has occurred, describing in reasonable detail the nature of such event and (b) as to the amount or amounts for which Lender seeks compensation hereunder, setting forth in reasonable detail the basis for and calculations of such compensation. Such certification shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

3.6. Survival. All of Borrower’s obligations under this Article III shall survive termination of the Commitment and payment in full of all other Obligations.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Conditions Precedent. The obligation of Lender to make the Term Loan is subject to (a) receipt by Lender of the following items which are to be delivered, in form and substance reasonably satisfactory to Lender and (b) satisfaction of the following conditions, in form and substance reasonably satisfactory to Lender:

(a) Borrower Certificate. A certificate of officers acceptable to Lender of Borrower certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of the State of Delaware, (iii) a copy of its By-Laws, as in effect on the Agreement Date, (iv) a copy of the resolutions of its Board of Directors authorizing it to execute, deliver and perform the Loan Documents to which it is a party, (v) an original certificate or certificates of good standing, existence and qualification, as appropriate, issued by the appropriate authority or authorities of the States of Delaware and Texas (certified as of a date not more than ten days prior to the Agreement Date), (vi) the accuracy of the representations and warranties in the Loan Documents, (vii) no Default or Event of Default exists, and (viii) no Material Adverse Change having occurred.

(b) Obligor Certificate. A certificate of officers acceptable to Lender of each Obligor (other than Borrower) certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) if a corporation, an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its state of incorporation, (iii) if a limited liability company, an original certified copy of its Articles of Organization (or similar organization and governance document), certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its state of organization, (iv) if a limited partnership, an original certified copy of its Certificate of Limited Partnership (or similar organization or governance document), certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its jurisdiction of organization, (v) if a corporation, a copy of its By-Laws, as in effect on the Agreement Date, (vi) if a limited liability company, a copy of its limited liability company or operating agreement (or similar organization and governance document), as in effect on the Agreement Date, (vii) if a limited partnership, a copy of its partnership agreement (or similar organization or governance document), as in effect on the Agreement Date, (viii) a copy of the resolutions of the appropriate governance board authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and (ix) an original certificate or certificates of good standing, existence and qualification, as appropriate, issued by the appropriate authority or authorities of its state of organization and the State of Texas (certified as of a date not more than ten days prior to the Agreement Date).

(c) Pledged Entity Certificate. A certificate of officers acceptable to Lender of RUIC and each other Subsidiary any equity of which is subject to a Bank Lien certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) if a corporation, an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its state of incorporation, (iii) if a limited liability company, an original certified copy of its Articles of Organization (or similar organization and governance document), certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its state of organization, (iv) if a limited partnership, an original certified copy of its Certificate of Limited Partnership (or similar organization or governance document), certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its jurisdiction of organization, (v) if a corporation, a copy of its By-Laws, as in effect on the Agreement Date, (vi) if a limited liability company, a copy of its limited liability company agreement or operating agreement (or similar organization and governance document), as in effect on the Agreement Date, (vii) if a limited partnership, a copy of its partnership agreement (or similar organization or governance document), as in effect on the Agreement Date, and (viii) an original certificate or certificates of good standing, existence and qualification, as appropriate, issued by the appropriate authority or authorities of its state of organization and the State of Texas (certified as of a date not more than ten days prior to the Agreement Date).

(d) Term Loan Note. The duly executed Term Loan Note, payable to the order of Lender, and in an amount equal to the Commitment.

(e) Interest Rate Notice. Lender shall have received, not less than three Business Days prior to the funding date of the Term Loan, an appropriately completed Interest Rate Notice signed by an Authorized Signatory of Borrower.

(f) Security Documents. The duly executed and completed (i) Pledge Agreement executed by Borrower, dated as of the Agreement Date, granting to Lender a first priority Lien in the Collateral set forth therein, together with stock certificates evidencing all of the equity interest of each of RUIC, EGA and RGM and all of the equity interest of RHP in which Borrower has any interest (which certificates shall not contain any restrictions on transfer not acceptable to Lender), (ii) undated, blank stock powers executed by Borrower of the stock or other equity interest evidenced by such certificates (with signatures guaranteed as required by Lender); and (iii) confirmations of all Liens in all equity interest of each of RUIC, EGA and RGM and all of the equity interest of RHP in which Borrower has any interest.

(g) Guaranty. The Guaranty, duly executed by each Guarantor.

(h) UCC and Lien Searches. Searches of the Uniform Commercial Code, Tax lien, real property and other records as Lender may require.

(i) Opinion of Borrower’s and Obligors’ Counsel. Opinions of counsel to Borrower and each other Obligor addressed to Lender and in form and substance satisfactory to Lender, dated the Agreement Date, and covering such matters incident to the transactions contemplated hereby and the Preferred Dividend as Lender or Special Counsel may reasonably request.

(j) Obligor Proceedings. Evidence that all corporate, partnership and limited liability company proceedings of each Obligor and each other Person (other than Lender) taken in connection with the transactions contemplated by this Agreement, the other Loan Documents and the Preferred Dividend shall be reasonably satisfactory in form and substance to Lender and Special Counsel; and Lender shall have received copies of all documents or other evidence which Lender or Special Counsel may reasonably request in connection with such transactions.

(k) Compliance Certificate. A Compliance Certificate, dated the Agreement Date with all calculations as of the most recent determination date and signed by an Authorized Signatory of each of Parent and Borrower, confirming compliance with the financial covenants set forth in Sections 6.1 and 6.2.

(l) Current Financial Statements. A copy of (i) all Current Financials, including (A) the audited annual consolidated Financial Statements, showing the financial condition and results of operations of Parent and its consolidated Subsidiaries as of, and for the year ended on, December 31, 2003, together with the opinion of Auditors containing only qualifications and emphasis acceptable to Lender, and (B) the unaudited consolidated Financial Statements, showing the financial condition and results of operations of Parent and its consolidated Subsidiaries as of, and for the fiscal quarter ended on, September 30, 2004, (ii) the audited annual statutory Financial Statements, showing the financial condition and results of operations of each RIC as of, and for the year ended on, December 31, 2003, together with the opinion of Auditors containing only qualifications and emphasis acceptable to Lender, and (iii) the unaudited quarterly statutory Financial Statements, showing the financial condition and results of operations of each RIC as of, and for the fiscal quarter ended on, September 30, 2004.

(m) Investment Portfolio and Policy. A schedule of all Existing Investments and a copy of the complete currently effective Investment Policy of each RIC and Lender shall be satisfied with the investment portfolio of each RIC and the Investment Policy of each RIC.

(n) Existing Debt. A schedule of all Existing Debt, in detail satisfactory to Lender.

(o) Arbitration and Notice of Final Agreement. The Arbitration and Notice of Final Agreement executed by all parties thereto.

(p) Representations and Warranties. All of the representations and warranties of Borrower, Parent, each Subsidiary and each other Obligor under this Agreement and each other Loan Document, which, pursuant to Section 7.26, are made at and as of the time of the funding of the Term Loan, shall be true and correct when made, except to the extent applicable to a specific date, both before and after giving effect to the application of the proceeds of the Term Loan.

(q) No Event of Default or Default. There shall not exist an Event of Default or Default.

(r) Existing Litigation. A schedule of all Existing Litigation, in detail satisfactory to Lender.

(s) Litigation. There shall be no Litigation pending against, or, to Parent’s, Borrower’s or any Obligor’s knowledge, threatened against Parent, Borrower, any other Obligor, or any Subsidiary, or in any other manner relating directly and adversely to Parent, Borrower, any other Obligor, or any Subsidiary, or any of their respective properties, in any court or before any arbitrator of any kind or before or by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(t) Material Adverse Change. There shall have occurred no change in the business, assets, operations, prospects or conditions (financial or otherwise) of Parent, Borrower, any other Obligor, or any Subsidiary since December 31, 2003, which caused or could reasonably be expected to cause a Material Adverse Effect.

(u) Expenses. Reimbursement for all reasonable Attorney Costs incurred through the Agreement Date.

(v) Other Documents. In form and substance satisfactory to Lender and Special Counsel, such other documents, instruments and certificates as Lender may reasonably require in connection with the transactions contemplated hereby.

ARTICLE V

AFFIRMATIVE COVENANTS

From the Agreement Date, and so long as this Agreement is in effect and until payment in full of the Obligations and the performance of all other obligations of all Obligors under this Agreement and the other Loan Documents, Parent and Borrower will, and will cause each Subsidiary to:

5.1. General Covenants.

(a) Payment of Taxes and Claims. Cause to be paid and discharged all lawful Taxes imposed upon its income or profits, or upon its property before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon any of its property or any part thereof; provided, however, that such Person shall not be required to cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and such Person shall pay such Tax, charge or claim (i) before any property subject thereto shall be sold to satisfy a Lien (if the property subject to such Lien is not subject to a Bank Lien), and (ii) before any property subject thereto shall be subject to a Lien to secure such Tax, assessment or claim (if the property which may be subject to such Lien is subject to a Bank Lien).

(b) Maintenance of Existence. Cause to be done all things necessary to preserve and keep in full force and effect its corporate, limited liability, partnership, and insurance company existence, as appropriate.

(c) Preservation of Property. Keep its properties which are necessary to continue business, whether owned in fee or otherwise, or leased, in good operating condition, ordinary wear and tear excepted, and comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder.

(d) Insurance. Maintain in force with financially sound and reputable insurers, policies with respect to its property and business against such casualties and contingencies (including public liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of Persons engaged in the same or similar lines of business of comparable size and financial strength.

(e) Compliance with Applicable Laws. Comply in all material respects with the requirements of all applicable Laws and orders of any Governmental Authority, except where contested in good faith and by proper proceedings or where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(f) Licenses. Obtain and maintain all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of the business of such Person; and comply with all Laws, guidelines and requirements, including but not limited to risk based capital requirements, promulgated by any Governmental Authority or Insurance Regulator having authority over such Person.

5.2. Accounts, Reports and Other Information. Maintain a system of accounting in accordance with GAAP or SAP, as appropriate, consistently applied, and Parent and Borrower shall furnish, or cause to be furnished, to Lender the following:

(a) Annual Financial Statements.

(i) As soon as available, but in any event within ninety days after the last day of each fiscal year of Parent, annual audited consolidated Financial Statements, showing the consolidated financial condition and results of operations of Parent and its consolidated Subsidiaries as of, and for the year ended on, such last day, accompanied by (A) an opinion of Auditors containing only qualifications (including qualifications as to the scope of the examination) and emphasis acceptable to Lender, which opinion shall state that said consolidated Financial Statements have been prepared in accordance with GAAP consistently applied, and that the examination of Auditors in connection with such consolidated Financial Statements has been made in accordance with generally accepted auditing standards and, at all times that Parent is a Public Company, applicable Securities Laws, and that said consolidated Financial Statements present fairly the consolidated financial condition of Parent and its consolidated Subsidiaries and their results of operations; (B) at all times that Parent is a Public Company, an attestation report of Auditors as to Parent’s internal controls pursuant to Section 404 of Sarbanes-Oxley; (C) a certificate of the chief financial officer of Parent, which certificate shall state that said Financial Statements present fairly the financial condition of Parent and its consolidated Subsidiaries and their results of operations; and (D) a description of all Contingent Debt and Off-Balance Sheet Liabilities of Parent and Subsidiaries.

(ii) With respect to each RIC, within fifteen days after the first to occur of (A) the required filing date (as established by Law or the applicable Insurance

Regulator), and (B) the date on which actually filed, audited annual Financial Statements, prepared by Auditors in accordance with SAP, showing the financial condition and results of operations of such RIC, as of, and for the year ended on, such last day, accompanied by (1) an opinion of Auditors containing only qualifications (including qualifications as to the scope of the examination) and emphasis acceptable to Lender, which opinion shall state that said Financial Statements have been prepared in accordance with SAP consistently applied, and that the examination of the Auditors in connection with such Financial Statements has been made in accordance with generally accepted auditing standards and that said Financial Statements present fairly the financial condition of such RIC, and its results of operations; and (2) a description of all Contingent Debt and Off-Balance Sheet Liabilities of such RIC.

(iii) With respect to each RIC, within fifteen days after the first to occur of (A) the required filing date (as established by Law or the applicable Insurance Regulator), and (B) the date on which actually filed, annual Financial Statements prepared in the form of convention blanks prescribed by NAIC, as filed with each Insurance Regulator.

(iv) With respect to each RIC, as soon as available and in any event within fifteen days after the required filing date (as established by Law or the applicable Insurance Regulator), a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for such RIC (prepared in accordance with SAP) for each fiscal year of such RIC and as filed with the applicable Insurance Regulator in compliance with the requirements thereof (or a report containing equivalent information for such RIC, if such RIC is not so required to file the foregoing with the applicable Insurance Regulator).

(b) Quarterly Financial Statements.

(i) Within forty-five days after the last day of each fiscal quarter (excluding the last fiscal quarter of each fiscal year) of Parent, (A) unaudited consolidated Financial Statements (which consolidated Financial Statements shall be in format, prepared in a manner and based on such assumptions and procedures as are acceptable to Lender), showing the consolidated financial condition and results of operations of Parent and its consolidated Subsidiaries as of, and for the quarter ended on, such last day (subject to year-end adjustment), and which shall include an income statement for the fiscal year through such last day, prepared in accordance with GAAP; (B) a certificate of the chief financial officer of Parent, which certificate shall state that said Financial Statements present fairly the financial condition of Parent and its consolidated Subsidiaries and their results of operations; and (C) a description of all Contingent Debt and Off-Balance Sheet Liabilities of Parent and its Subsidiaries.

(ii) With respect to each RIC, within forty-five days after the last day of each fiscal quarter (including the last fiscal quarter of each fiscal year) of such RIC, unaudited quarterly Financial Statements, prepared in accordance with SAP, showing the financial condition and results of operations of such RIC as of, and for the quarter ended on, such last day (subject to year-end adjustment), and which shall include an income statement for the fiscal year through such last day, and in the form of quarterly financial statements prescribed by NAIC, and including a report with respect to “Invested Assets” as set forth on Schedule D on such financial statements, together with a description of all Contingent Debt and Off-Balance Sheet Liabilities of such RIC.

(iii) Within forty-five days after the end of each of the first three fiscal quarters and within ninety days after the end of the last fiscal quarter of Parent, a Compliance Certificate executed by an Authorized Signatory who is a senior financial officer of each of Borrower and Parent.

(c) Annual Budget. As soon as available, but in any event within sixty days after the first day of each fiscal year of Parent, a copy of the annual consolidated operating budget of Parent and Subsidiaries for such fiscal year in form and substance satisfactory to Lender.

(d) Yellowbook. If requested by Lender, within ten days of any request, any NAIC required statement in the form of the “yellowbook” filed in any state where Parent or any Subsidiary does business.

(e) Other Reports. Promptly upon request by Lender, a copy of (i) such financial statements, reports, notices or proxy statements sent by it to stockholders requested by Lender, (ii) such regular or periodic reports and any registration statements, prospectuses and written communications in respect thereof filed by it with any state insurance department, any securities exchange, or with the SEC requested by Lender, and (iii) all press releases concerning it.

(f) Notice of Default. Promptly upon the happening of any condition or event which constitutes an Event of Default or Default, a written notice specifying the nature and period of existence thereof and what action it is taking and propose to take with respect thereto.

(g) Notice of Litigation. Promptly upon becoming aware of the existence of any Litigation before any Governmental Authority, arbitrator or mediator (but no later than ten days after the filing thereof) involving it, (i) which could reasonably be expected to involve its payment of $5,000,000 or more (net of insurance or reinsurance coverage), or (ii) which, under normal operating standards, could result in a reserve being established in excess of $5,000,000 (net of insurance or reinsurance coverage), a written notice specifying the nature thereof and whether it will contest such proceeding.

(h) Notice of Claimed Default. Promptly upon becoming aware that the holder of any note or any evidence of indebtedness or other security or payee of any obligation in an amount of $ 1,000,000 or more has given notice or taken any action with respect to a claimed default or event of default thereunder (other than claims made pursuant to an Insurance Contract), a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what action it is taking or proposes to take with respect thereto.

(i) Notice from Governmental Authority. Promptly upon receipt thereof, information with respect to and copies of any notices received from any Governmental Authority relating to an order, ruling, statute or other Law or information which could reasonably be expected to have a Material Adverse Effect.

(j) Investment Policy. Within (i) sixty days after the last day of each fiscal year of each RIC, a copy of the Investment Policy of such RIC applicable to the current fiscal year of such RIC, as approved by the board of directors or other appropriate governance body of such RIC, and (ii) within thirty days after any amendment to or restatement of any Investment Policy of any RIC, a copy of such amendment or restatement as approved by the board of directors or other appropriate governance body of such RIC.

(k) Auditors’ Reports. Promptly upon receipt thereof, a copy of (i) each other report or “management letter” submitted to Parent or any Subsidiary by Auditors in connection with any annual, interim or special audit made by them of the books of Parent or such Subsidiary and (ii) each report submitted to Parent or any Subsidiary by any Auditors to the extent that such report, in the good faith opinion of Parent or such Subsidiary, identifies a condition, situation or event that has or is reasonably likely to have a Material Adverse Effect.

(l) Reserve Adequacy Report. If an Event of Default exists, promptly following a request from Lender, a report prepared (at the expense of Borrower) by an independent actuarial consulting firm of recognized professional standing reasonably satisfactory to Lender reviewing the adequacy of reserves of each RIC determined in accordance with SAP, which firm shall be provided access to or copies of all reserve analyses and valuations relating to the Insurance Business of each RIC in the possession of or available to Parent or any Subsidiary.

(m) Other Regulatory Statements and Reports. Promptly (i) after receipt thereof, copies of all triennial examinations and risk adjusted capital reports of any RIC, delivered to such Person by any Insurance Regulator, insurance commission or similar Governmental Authority, (ii) after receipt thereof, a copy of the final report to each RIC from the NAIC for each fiscal year, as to such RIC’s compliance or noncompliance with each of the NAIC Tests, (iii) after receipt thereof, a copy of any notice of termination, cancellation or recapture of any Reinsurance Agreement or Retrocession Agreement to which a RIC is a party to the extent such termination, cancellation or recapture is likely to have a Material Adverse Effect, (iv) and in any event within ten Business Days after receipt thereof, copies of any notice of actual suspension, termination or revocation of any license of any RIC by any Insurance Regulator, including any request by an Insurance Regulator which commits a RIC to take or refrain from taking any action or which otherwise affects the authority of such RIC to conduct its business, and (v) and in any event within thirty Business Days after Parent or any Subsidiary obtains knowledge thereof, notice of any actual change in the insurance Laws enacted in any state in which any RIC is domiciled which could reasonably be expected to have a Material Adverse Effect.

(n) A.M. Best. Not later than fifteen days after receipt by Parent or any Subsidiary, a copy of (i) each A.M. Best report, if any, with respect to Parent or any Subsidiary, and (ii) all correspondence from A.M. Best to Parent or any Subsidiary the contents of which (A) relate to a probable downgrade of the A.M. Best rating of any RIC or (B) describe or relate to a circumstance that could reasonably be expected to have a Material Adverse Effect.

(o) Requested Information. With reasonable promptness, such other data, including any management reports to the Board of Directors of Parent or any Subsidiary, and information as from time to time may be reasonably requested by Lender.

5.3. Inspection. (a) If no Event of Default exists, upon three Business Day’s prior notice, and as often as may be reasonably requested, and (b) if an Event of Default exists, upon request by Lender, permit Lender or any representatives of Lender to visit and inspect any of its properties, to examine all books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts with its officers, employees and Auditors (and by this provision Parent authorizes Auditors to discuss with Lender and its representatives the finances and affairs of Parent and Subsidiaries). All costs and expenses of Lender related to (a) the first such inspection during each fiscal year conducted when no Event of Default exists, and (b) each such inspection conducted when an Event of Default exists, shall be a part of the Obligations and paid by Borrower to Lender within ten days after demand by Lender.

5.4. Compliance with ERISA. Comply with ERISA in all material respects, and (a) at all times make contributions within the time limits imposed by Law to meet the minimum funding standards set forth in ERISA with respect to any Plan; (b) notify Lender as soon as reasonably practicable of any fact which it knows or should know, including but not limited to any Reportable Event, arising in connection with any Plan which could reasonably be expected to result in termination thereof by the PBGC or for the appointment by a Governmental Authority of a trustee to administer the Plan; and (c) furnish to Lender upon such request such additional information concerning any Plan as Lender may reasonably request.

5.5. Performance of Obligations. Perform all of its obligations under the Loan Documents.

5.6. Maintenance of Priority of Bank Liens. Upon the request of Lender from time to time, it shall perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional assignments, pledge agreements, security agreements and other agreements, documents, instruments, and certificates as Lender may deem necessary or appropriate in order to perfect and maintain the Bank Liens in favor of Lender and preserve and protect the rights of Lender in respect of the Collateral.

5.7. Indemnity. BORROWER SHALL DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS LENDER AND ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE (INCLUDING SUCH AFFILIATES’) OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, SHAREHOLDERS AND CONSULTANTS (INCLUDING, WITHOUT LIMITATION, THOSE RETAINED IN CONNECTION WITH THE SATISFACTION OR ATTEMPTED SATISFACTION OF ANY OF THE CONDITIONS SET FORTH HEREIN) OF EACH OF THE FOREGOING (COLLECTIVELY, “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE ATTORNEY COSTS OF COUNSEL FOR SUCH INDEMNITEES IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, WHETHER OR NOT SUCH INDEMNITEES SHALL BE DESIGNATED A PARTY THERETO), IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNITEES (WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL AND

WHETHER BASED ON ANY FEDERAL, STATE, OR LOCAL LAWS AND REGULATIONS, UNDER COMMON LAW OR AT EQUITABLE CAUSE, OR ON CONTRACT, TORT OR OTHERWISE, ARISING FROM OR CONNECTED WITH THE PAST, PRESENT OR FUTURE OPERATIONS OF PARENT OR ANY SUBSIDIARY OR THEIR RESPECTIVE PREDECESSORS IN INTEREST, OR THE PAST, PRESENT OR FUTURE ENVIRONMENTAL CONDITION OF PROPERTY OF PARENT OR ANY SUBSIDIARY), IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY ACT, EVENT OR TRANSACTION OR ALLEGED ACT, EVENT OR TRANSACTION RELATING OR ATTENDANT THERETO, THE MAKING OF THE TERM LOAN, INCLUDING IN CONNECTION WITH, OR AS A RESULT, ANY NEGLIGENCE OF LENDER (OTHER THAN THOSE MATTERS RAISED EXCLUSIVELY BY A PARTICIPANT AGAINST LENDER AND NOT BORROWER), OR THE USE OR INTENDED USE OF THE PROCEEDS OF THE TERM LOAN, OR IN CONNECTION WITH ANY INVESTIGATION OF ANY POTENTIAL MATTER COVERED HEREBY, BUT EXCLUDING ANY CLAIM OR LIABILITY THAT ARISES AS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE, AS FINALLY JUDICIALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION (COLLECTIVELY, “INDEMNIFIED MATTERS”). IN ADDITION, BORROWER SHALL PERIODICALLY, UPON REQUEST, REIMBURSE EACH INDEMNITEE FOR ITS REASONABLE LEGAL AND OTHER ACTUAL EXPENSES (INCLUDING THE COST OF ANY INVESTIGATION AND PREPARATION) INCURRED IN CONNECTION WITH ANY INDEMNIFIED MATTER. THE REIMBURSEMENT, INDEMNITY AND CONTRIBUTION OBLIGATIONS UNDER THIS SECTION SHALL BE IN ADDITION TO ANY LIABILITY WHICH BORROWER MAY OTHERWISE HAVE, SHALL EXTEND UPON THE SAME TERMS AND CONDITIONS TO EACH INDEMNITEE, AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF ANY SUCCESSORS, ASSIGNS, HEIRS AND PERSONAL REPRESENTATIVES OF BORROWER, LENDER AND ALL OTHER INDEMNITEES. THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND PAYMENT OF THE OBLIGATIONS.

ARTICLE VI

NEGATIVE COVENANTS

From the Agreement Date and so long as this Agreement is in effect and until payment in full of the Obligations and the performance of all other obligations of all Obligors under this Agreement and the other Loan Documents:

6.1. Consolidated Net Worth. Parent shall not permit Consolidated Net Worth to be less than $125,000,000 at any time.

6.2. Total Adjusted Capital. Parent shall not permit Total Adjusted Capital of RUIC to be less than the greater of (a) $125,000,000 and (b) the amount required for Risk-Based Capital of RUIC to equal 250%, as at the last day of any fiscal quarter of RUIC.

6.3. Limitation on Debt. Neither Parent nor any Subsidiary shall create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any Debt except Permitted Debt.

6.4. Limitation on Liens. Neither Parent nor any Subsidiary shall create or suffer to be created or to exist any Lien upon any of its properties or assets except Permitted Liens.

6.5. Issuance of Stock. Parent will not, and will not permit any Subsidiary to, directly or indirectly issue, sell, assign, pledge, or otherwise encumber or dispose of any shares of such Subsidiary’s capital stock, partnership interest, limited liability company interest, or other equity interest (or warrants, rights or options to acquire capital stock, partnership interest, limited liability company interest, or other equity interest) of such Subsidiary, except (i) Liens created pursuant to (A) the Loan Documents or (B) Laws, which Liens secure only the Obligations, (ii) dispositions of capital stock, partnership interest, limited liability company interest and other equity interest permitted pursuant to Section 6.7, (iii) the issuance and sale of capital stock, partnership interest, limited liability company interest, and other equity interest of Subsidiaries (other than Unrestricted Subsidiaries) to Borrower or to a wholly-owned Subsidiary of Borrower; provided, no Event of Default or Default exists prior to or after giving effect to such issuance and sale, (iv) the issuance and sale of capital stock, limited liability company interest and other equity interest of an Unrestricted Subsidiary to Borrower in compliance with Section 6.6(c), and (v) to qualify directors if required by Applicable Law.

6.6. Acquisition of Assets. Borrower shall not, and shall not permit any Subsidiary to, acquire any assets, property or business of any Person, or participate in any joint venture, or create or acquire any Subsidiary, except (a) assets acquired in the ordinary course of business, (b) Permitted Acquisitions, (c) Borrower may acquire the capital stock, limited liability company interest or other equity interest of an Unrestricted Subsidiary; provided (i) both before and after giving effect thereto no Default or Event of Default shall exist, (ii) the aggregate consideration paid to acquire all such capital stock, limited liability company interest and other equity interests of and Investments in all Unrestricted Subsidiaries from and after the Agreement Date shall not exceed $15,000,000, and (iii) promptly after the acquisition of such Unrestricted Subsidiary, (A) Borrower delivers, and causes to be delivered, to Lender a notice stating the name, type of entity and jurisdiction of organization of such Unrestricted Subsidiary, the business to be conducted by such Unrestricted Subsidiary, and the amount of stock, limited liability company interest and other equity interest of such Unrestricted Subsidiary (expressed as percentage of all outstanding capital stock, limited liability company interest or other equity interest) owned by Borrower and (B) such Unrestricted Subsidiary and Borrower execute and deliver, and cause to be executed and delivered, each of the documents applicable to it described in Sections 6.6(d)(1), (4), (5), (6) and (9), and (d) provided both prior to and after giving effect thereto no Default or Event of Default shall exist, Borrower may form new wholly-owned Subsidiaries which are corporations or limited liability companies which will engage in businesses in compliance with Section 6.15 if prior to each such new Subsidiary conducting any activities other than (i) filing its organizational documents with the appropriate authority of one of the United States, (ii) adopting its bylaws, operating agreement or other governance document and (iii) obtaining consideration for the issuance of its equity in an aggregate amount equal to the lesser of (A) the minimum initial capital required by Law and (B) $5,000, Borrower or such new Subsidiary delivers or causes to be delivered to Lender (in such number of counterparts as Lender may reasonably require):

(1) A certificate of officers acceptable to Lender of such Subsidiary certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) if a corporation, an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct by the appropriate authority of its state of incorporation as of a date not more than ten days prior to the date such certificate is delivered to Lender, (iii) if a limited liability company, an original certified copy of its Articles of Organizations (or similar organization and governance document), certified as true, complete and correct by the appropriate authority of its state of organization as of a date not more than ten days prior to the date such certificate is delivered to Lender, (iv) if a corporation, a copy of its bylaws, as in effect on the date such certificate is delivered to Lender, (v) if a limited liability company, a copy of its operating agreement (or similar organization and governance document), as in effect on the date such certificate is delivered to Lender, (vi) a copy of the resolutions of the appropriate governance board authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and (vii) an original certificate of good standing and existence issued by the appropriate authority of its state of organization (certified as of a date not more than ten days prior to the date such certificate is delivered to Lender).

(2) The duly executed Guaranty of such Subsidiary (if such Subsidiary is not a RIC).

(3) The duly executed and completed (i) pledge agreement (or amendment to an existing pledge agreement), granting to Lender a first priority Lien in all equity of such Subsidiary (if such Subsidiary is not a wholly-owned Subsidiary of a RIC), together with stock or other certificates evidencing all of the equity interest of such Subsidiary (which certificates shall not contain any restrictions on transfer not acceptable to Lender), (ii) undated, blank stock powers (with signatures guaranteed as required by Lender) and (iii) confirmations of all Liens in all equity interest of such Subsidiary.

(4) Reimbursement of Lender’s reasonable expenses related to the formation or acquisition of such new Subsidiary, including Attorney Costs.

(5) Searches of the Uniform Commercial Code, Tax lien and other records as Lender may require.

(6) Opinions of counsel to Borrower and such Subsidiary addressed to Lender and covering such matters incident to such new Subsidiary and the Loan Documents as Lender or Special Counsel may reasonably request.

(7) A Notice of Final Agreement executed by such Subsidiary (if such Subsidiary is not a RIC or a wholly-owned Subsidiary of a RIC).

(8) Not more than thirty days prior to and not less than ten days prior to the date of on which such new Subsidiary proposes to commence business operations, information and a Compliance Certificate demonstrating pro forma compliance with the terms of this Agreement through the Maturity Date and that no Default or Event of Default exists, after giving effect to such creation and operation of such Subsidiary.

(9) In form and substance satisfactory to Lender and Special Counsel, such other documents, instruments and certificates as Lender may reasonably require in connection with the formation of such new Subsidiary.

6.7. Disposition of Assets. Neither Parent nor any Subsidiary shall directly or indirectly, sell, lease, abandon or otherwise dispose of all or any portion of any of its properties (including any capital stock or other equity interest of Borrower or any Subsidiary) and assets except (a) assets disposed of in the ordinary course of business and for full and fair consideration, (b) Borrower may sell all or any equity of any Subsidiary (other than RUIC) for an amount equal to the fair market value of such equity; provided, both prior to and after giving effect thereto no Default or Event of Default exists, and (c) Borrower may sell all or any of its interest in Seguros for an amount equal to the fair market value of such interest; provided, both prior to and after giving effect thereto no Default or Event of Default exists.

6.8. Merger and Consolidation. Neither Parent nor any Subsidiary shall directly or indirectly consolidate with or merge into any other Person, or permit any other Person to consolidate with or merge into it; provided, (a) any Person (other than a RIC) may merge with any Subsidiary (other than a RIC) if such Subsidiary is the surviving entity and a Guarantor, (b) any RIC may merge with any other RIC if either all of the equity of the surviving RIC is subject to a perfected, first priority Bank Lien or owned by another Subsidiary and all of the equity of such Subsidiary is subject to a perfected, first priority Bank Lien, and (c) (i) both prior to and after giving effect thereto no Default or Event of Default shall exist, and (ii) not more than thirty days prior to and not less than ten days prior to the date of the proposed merger or consolidation, Lender receives information and a Compliance Certificate demonstrating pro forma compliance with the terms of this Agreement through the Maturity Date and that no Default or Event of Default exists, after giving effect to such merger or consolidation.

6.9. Dividends, Distributions and Stock. Parent shall not declare or pay any Dividend; provided, Parent may declare and pay (a) the Preferred Dividend, (b) cash Dividends not constituting a return of capital if (i) both prior to and after giving effect thereto no Default or Event of Default shall exist, and (ii) not more than thirty days prior to and not less than ten days prior to the date of payment of the proposed cash Dividend, Lender receives information and a Compliance Certificate demonstrating that no Default or Event of Default exists after giving effect to such Dividend, and (c) Dividends in respect of the Preferred Stock, which Dividends (i) are payable only in Preferred Stock or (ii) constitute a conversion of such Preferred Stock into common stock of Parent issued in connection with an initial or secondary public offering of capital stock of Parent.

6.10. Restrictive Agreements. Neither Parent nor any Subsidiary will enter into or be subject to any agreement (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Dividends to Borrower, RUIC or any Guarantor or to otherwise transfer property to Borrower, RUIC or any Guarantor, (ii) of any Subsidiary to guarantee the Obligations or (iii) of Parent or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

6.11. Advances, Investments and Loans. Borrower will not, and will not permit any Subsidiary to, make or maintain any Investment, except:

(a) Borrower and Subsidiaries (other than a RIC) may, subject to and in accordance with Applicable Law, invest in (i) cash, (ii) Cash Equivalents, and (iii) Investment Grade Securities.

(b) Each RIC may, subject to and in accordance with Applicable Law, invest in (i) cash, (ii) Cash Equivalents, (iii) Investment Grade Securities, and (iv) Eligible Equities.

(c) Borrower and Subsidiaries may, subject to and in accordance with Applicable Law, invest in other Investments having a purchase price not exceeding, in the aggregate for Borrower and all Subsidiaries, the Investment Amount.

(d) Borrower and Subsidiaries may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.

(e) Loans and advances to employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business and loans and advances to related parties not exceeding $500,000 in the aggregate for Borrower and Subsidiaries at any one time outstanding.

(f) Investments acquired by Borrower or any Subsidiary (i) in exchange for any other investment held by Borrower or such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or (ii) as a result of a foreclosure by Borrower or any Subsidiary with respect to any secured investment or other transfer of title with respect to any secured investment in default.

(g) Existing Investments in Subsidiaries in existence on the Agreement Date.

(h) Other Existing Investments which have been reviewed and approved by Lender and are identified on Schedule 7.9.

(i) Investments permitted pursuant to Sections 6.6 and 6.8.

(j) Loans by a Subsidiary (other than Borrower or a RIC) to independent insurance agents appointed by a RIC; provided the aggregate outstanding principal of all such loans made by all such Subsidiaries shall not exceed $ 1,000,000 at any time.

6.12. ERISA. Neither Parent nor any Subsidiary shall permit the funding requirements of ERISA with respect to any Plan ever to be less than the minimum required by ERISA or the regulations thereunder, or any Plan ever to be subject to involuntary termination proceedings.

6.13. Assignment. Neither Parent nor any Subsidiary shall, directly or indirectly, assign or transfer, or attempt to do so, any rights, duties or obligations under the Loan Documents.

6.14. Transactions with Affiliates. Neither Parent nor any Subsidiary shall carry on any transaction with an Affiliate except at arm’s length and in the ordinary course of business.

6.15. Business. Neither Borrower nor any Subsidiary shall engage to any substantial extent in any line or lines of business activity or any businesses related thereto not engaged in on the Agreement Date. No RIC shall engage in Insurance Business other than the types of coverage in which a RIC engages in as of the Agreement Date. Parent shall not conduct any business other than the ownership of capital stock of Borrower. Borrower shall not conduct any business other than ownership of capital stock and other equity interests of its Subsidiaries and other activities incidental to Borrower being a holding company for Subsidiaries engaged in business operations.

6.16. Use of Proceeds. Borrower shall not use the proceeds of the Term Loan for any purpose other than to declare and pay a cash Dividend to Parent and Parent shall not use such Dividend for any purpose other than to declare and pay the Preferred Dividend.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Borrower and Parent, jointly and severally, represent, warrant, and covenant, as follows:

7.1. Organization and Qualification. Parent and each Subsidiary (a) is a corporation, limited partnership, limited liability company, or insurance corporation, respectively, duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization; (b) is duly licensed and in good standing as a foreign corporation, limited partnership, limited liability company, or insurance corporation, respectively, in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing as such; and (c) possesses all requisite corporate, limited partnership, limited liability company, insurance corporation, and other necessary power, authority and legal right, to execute, deliver and comply with the terms of the Loan Documents to be executed by it, and for which no approval or consent of any Governmental Authority (including any Insurance Regulator) which has not been obtained is required.

7.2. Authorization; Validity. The Board of Directors, partners, managers or other appropriate governance body of Borrower, Parent and each Subsidiary have duly authorized the execution and delivery of the Loan Documents to which Borrower, Parent or such Subsidiary is a party and the performance of their respective terms. No consent of the stockholders, partners, members or other equityholders of Borrower, Parent or any Subsidiary is required as a prerequisite to the validity and enforceability of any Loan Document. Borrower, Parent and each Subsidiary has full corporate, partnership, limited liability company, and other power, authority and legal right to execute and deliver and to perform and observe the provisions of all Loan Documents to which Borrower, Parent or such Subsidiary is a party. Each of the Loan Documents is the legal, valid and binding obligation of each Obligor which is a party thereto, enforceable in accordance with its respective terms, subject as to enforcement of remedies to any Debtor Relief Laws.

7.3. Capitalization. The issued and outstanding capital stock, partnership interest, limited liability company interest and other equity of Borrower, Parent and each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and free of the preemptive rights of any Person. Schedule 7.3 sets forth the correct name as set forth in the currently effective organizational documents, the respective jurisdiction of organization, organization identification number issued by the jurisdiction of organization, the authorized capital stock, partnership interest, limited liability company interest and other equity, the issued and outstanding capital stock, partnership interest, limited liability company interest and other equity, and the percentage ownership (by class of equity) of Borrower, Parent and each Subsidiary. Except as described on Schedule 7.3, neither Parent nor any Subsidiary has outstanding any securities convertible into or exchangeable for its capital stock, partnership interest, limited liability company interest, or other equity interest or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or other equity interest. Parent has no Subsidiary other than those set forth on Schedule 7.3.

7.4. Financial Statements. The Financial Statements (including the Current Financials and the Financial Statements described in Section 4.1(1)) of Parent and Subsidiaries heretofore furnished to Lender are complete and correct in all material respects and prepared in accordance with GAAP or SAP, as appropriate, and fairly present the financial condition of Parent and Subsidiaries as of the dates indicated and for the periods involved. There are no Contingent Debts, liabilities for Taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments, any of which are material in amount in relation to the financial condition of Parent or any Subsidiary, except for Existing Debt. Since the date of the Current Financials and the Financial Statements described in Section 4.1(1), there has been no Material Adverse Change. Neither Parent nor any Subsidiary has any obligation with respect to any Off-Balance Sheet Liability except as described on Schedule 7.4.

7.5. Compliance With Laws and Other Matters. None of Borrower, Parent, any Subsidiary or any other Obligor is, nor will the execution, delivery and performance and compliance with the terms of the Loan Documents cause Borrower, Parent, any Subsidiary or any other Obligor to be, (a) in violation of its corporate charter or bylaws or other organizational or governance documents, (b) in violation of any Law in any respect which could have any Material Adverse Effect, or (c) in default (nor has any event occurred which, with notice or lapse of time or both, could constitute a default) under any agreement to which Borrower, Parent, any Subsidiary or any other Obligor is a party or subject, which default could have a Material Adverse Effect.

7.6. Preferred Dividend. The Board of Directors of Parent has duly declared authorized the Preferred Dividend. No consent of the stockholders of Parent or any other Person is required as a prerequisite to the declaration and payment of the Preferred Dividend. Parent has full corporate power, authority and legal right to declare and pay the Preferred Dividend. The declaration and payment of the Preferred Dividend will not cause Parent to be (a) in violation of its Certificate of Incorporation or bylaws or other organizational or governance documents, (b) in violation of any Law in any respect, or (c) in default (nor has any event occurred which, with notice or lapse of time or both, could constitute a default) under any agreement to which Parent or any Subsidiary is a party or subject.

7.7. Litigation. There is no Litigation pending against or, to the knowledge of Borrower, Parent, any Subsidiary or any other Obligor, threatened against or affecting Borrower, any Subsidiary or any other Obligor or its assets or properties which involves the probability of any final judgment or liability which may result in a Material Adverse Change. There are no outstanding or unpaid final judgments against Borrower, Parent, any Subsidiary or any other Obligor.

7.8. Debt. Since the date of the latest of the Current Financials, neither Parent nor any Subsidiary has incurred any Debt except Permitted Debt. Schedule 7.8 sets forth a true and complete list of all Existing Debt in the principal amount (as to each separate item of Debt) equal to or greater than $1,000,000, in each case showing the aggregate principal amount thereof, the name of the lender in respect thereof and the name of the respective borrower and any other entity which has directly or indirectly guaranteed or secured such Debt.

7.9. Investments. Schedule 7.9 sets forth a true and complete list of all Existing Investments.

7.10. Litigation. Schedule 7.10 sets forth a true and complete list of all Existing Litigation.

7.11. Title to Properties. Borrower, Parent, each other Obligor and each Subsidiary have (a) full corporate, partnership, limited liability company, insurance corporation and individual, as appropriate, power, authority and legal right to own and operate the properties which it now owns, and to carry on the lines of business in which it is now engaged, and (b) good and marketable title to its owned properties, subject to no Lien of any kind, except Permitted Liens.

7.12. Taxes. Borrower, Parent, each other Obligor and each Subsidiary have filed all federal, state and other income tax returns which are required to be filed and has paid all Taxes as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due. All Tax liabilities of Borrower, Parent, each other Obligor and each Subsidiary are adequately provided for on the books of Borrower, Parent, such Obligor and such Subsidiary, including interest and penalties. No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid, except such Taxes being contested in good faith by appropriate proceedings. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Borrower, Parent, any other Obligor or any Subsidiary, threatened by any authority regarding any Taxes relating to Borrower, Parent, such Obligor or such Subsidiary. None of Borrower, Parent, any other Obligor or any Subsidiary has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Borrower, Parent, such Obligor or such Subsidiary, or is aware of any circumstances that would cause the taxable years or other taxable periods of Borrower, Parent, such Obligor or such Subsidiary not to be subject to the normally applicable statute of limitations.

7.13. Use of Proceeds.

(a) Proceeds of the Term Loan will be used by Borrower to declare and pay a cash Dividend to Parent, and for no other purpose. Proceeds of such Dividend will be used by Parent to declare and pay the Preferred Dividend, and for no other purpose.

(b) None of Borrower, Parent or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the assets of Borrower, Parent or any Subsidiary are margin stock. None of Borrower, Parent, any other Obligor or any Subsidiary or any agent acting on its behalf has taken or will take any action which might cause this Agreement or any of the Loan Documents to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

7.14. Possession of Franchises, Licenses, Etc. Borrower, Parent, each other Obligor and each Subsidiary possess all franchises, certificates, licenses, permits and other authorizations from all Governmental Authorities, free from burdensome restrictions, that (a) are necessary for the ownership, maintenance and operation of its properties and assets, and (b) the loss of possession of which could have a Material Adverse Effect, and none of Borrower, Parent, any other Obligor or any Subsidiary is in violation of any thereof.

7.15. Leases. Borrower, Parent, each other Obligor and each Subsidiary enjoy peaceful and undisturbed possession of all leases necessary for the operation of its properties and assets the loss of possession of which could have a Material Adverse Effect. All such leases are valid and subsisting and are in full force and effect.

7.16. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to Lender by or on behalf of Borrower, Parent, any other Obligor or any Subsidiary in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Borrower, Parent, any other Obligor or any Subsidiary and not known to the public generally which materially adversely affects its assets or in the future may (so far as Borrower, Parent, such Obligor or such Subsidiary can now foresee) result in a Material Adverse Effect, which has not been set forth in this Agreement or in the documents, certificates and statements furnished to Lender by or on behalf of Borrower, Parent, such Obligor or such Subsidiary prior to the date hereof in connection with the transactions contemplated hereby.

7.17. Security Interests. On and after the Agreement Date, the Pledge Agreement creates, as security for the Obligations, valid and enforceable perfected security interests in and Liens in favor of Lender on all of the Collateral subject thereto, superior to and prior to the rights of all third persons and subject to no other Liens. At all times on or after the Agreement Date, Borrower has good and marketable title to all Collateral described in the Pledge Agreement free and clear of all Liens (except as created pursuant to the Pledge Agreement). No filings or recordings are required in order to perfect the security interests created under the Pledge Agreement except for filings or recordings which shall have been made, or provided for to the reasonable satisfaction of Lender, upon or prior to the Agreement Date.

7.18. ERISA. Schedule 7.18 sets forth each Plan. None of Borrower, Parent, any Subsidiary and any ERISA Affiliate has (a) incurred any material accumulated funding deficiency within the meaning of ERISA, or (b) incurred any material liability to the PBGC in connection with any Plan established or maintained by it. No Reportable Event has occurred with respect to any Plan which could reasonably be expected to result in a Material Adverse Change. No Plan is in the process of termination or has an Unfunded Current Liability.

7.19. Subsidiaries. There are no restrictions on Parent or any Subsidiary which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary to Borrower, other than prohibitions or restrictions existing under or by reason of (a) this Agreement or the other Loan Documents, and (b) restrictions of Laws and Governmental Authorities (including Insurance Regulators) having jurisdiction over Parent or a Subsidiary.

7.20. Intellectual Property, Etc. Parent and each Subsidiary have obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of its businesses as presently conducted and as proposed to be conducted.

7.21. Labor Relations, Collective Bargaining Agreements, (a) Schedule 7.21 is a list and description (including dates of termination) of all collective bargaining agreements between or applicable to Parent and each Subsidiary and any union, labor organization or other bargaining agent in respect of the employees of Parent and such Subsidiary.

(b) None of Parent or any Subsidiary is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. There is (i) no significant unfair labor practice complaint pending against Parent or any Subsidiary or threatened in writing against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is now pending against Parent or any Subsidiary or threatened in writing against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Parent or any Subsidiary or threatened in writing against Parent or any Subsidiary and (iii) to the best knowledge of Parent and each Subsidiary, no union representation question exists with respect to the employees of Parent or any Subsidiary, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

7.22. Reinsurance Agreements. Except as set forth on Schedule F to the Annual Statements for each RIC for its fiscal year ending December 31, 2003, as updated by Schedule F to the December 31, 2004 financial statements, there are no material liabilities outstanding as of the Agreement Date under any Reinsurance Agreement. Each Reinsurance Agreement is in full force and effect; no RIC or, to the knowledge of Borrower and Parent, any other party thereto, is in breach of or default under any such Reinsurance Agreement; and neither Borrower nor Parent has any reason to believe that the financial condition of any other party to any such Reinsurance Agreement is impaired such that a default thereunder by such party could reasonably be anticipated. Each Reinsurance Agreement is qualified under all applicable Laws to receive the statutory credit assigned to such Reinsurance Agreement in the relevant annual statement or quarterly statement at the time prepared. Except as set forth on Schedule 7.22, each Person to whom any RIC has ceded any material liability pursuant to any Reinsurance Agreement on the Agreement Date has a rating of “A-” or better by A.M. Best.

7.23. Regulatory Acts. Neither Parent nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Act of 1935, the Federal Power Act, the Interstate Commerce Act, or any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System and applicable insurance Laws) which regulates the incurring by Parent or any Subsidiary of debt, including, but not limited to, Laws regulating common or contract carriers or the sale of electricity, gas, steam, water, or other public utility services.

7.24. Solvency. Parent and each Subsidiary is, and Parent and Subsidiaries on a consolidated basis are, Solvent.

7.25. Environmental Matters.

(a) The properties owned, operated or leased by Borrower, Parent, each other Obligor and each Subsidiary (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(b) All Environmental Permits have been obtained and are in effect with respect to the Properties and operations of Borrower, Parent, each other Obligor and each Subsidiary, and the Properties and all operations of Borrower, Parent, each other Obligor and each Subsidiary are in compliance, and have been in compliance, with all Environmental Laws and all necessary Environmental Permits, except to the extent that such non compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(c) None of Borrower, Parent, any other Obligor or any Subsidiary has received any notice of an Environmental Claim in connection with the Properties or the operations of Borrower, Parent, or such Obligor or such Subsidiaries or with regard to any Person whose liabilities for environmental matters such Borrower, Parent, or such Obligor or such Subsidiary has retained or assumed, in whole or in part, contractually, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor does Borrower, Parent, any other Obligor or any Subsidiary have knowledge that any such notice will be received or is being threatened;

(d) Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could reasonably be expected to give rise to liability under any Environmental Law, nor has Borrower, Parent, any other Obligor or any Subsidiary retained or assumed any liability contractually, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

7.26. Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date and at and as of the date of the Term Loan, and each shall be true and correct in all material respects when made, except to the extent applicable to a specific date. All such representations and warranties shall survive, and not be waived by, the execution hereof by Lender, any investigation or inquiry by Lender, or by the making of the Term Loan under this Agreement.

ARTICLE VIII

DEFAULT

8.1. Event of Default. The term “Event of Default” as used herein, means the occurrence and continuance of any one or more of the following events (including the passage of time, if any, specified therefor):

(a) Payments. The failure or refusal of Borrower to pay any part of the Obligations on or before the date such payment is due;

(b) Certain Covenants. The failure or refusal of any Obligor or any Subsidiary punctually and properly to perform, observe and comply with any covenant, agreement or condition contained in Article VI or Sections 5.1(b), 5.2, 5.4, or 5.7;

(c) Other Covenants. The failure or refusal of any Obligor or any Subsidiary punctually and properly to perform, observe and comply with any covenant, agreement or condition contained in any of the Loan Documents (other than covenants to pay the Obligations and those referenced in Section 8. 1(b)) and such failure shall not have been remedied within twenty days after the earlier of (i) written notice thereof by Lender and (ii) actual knowledge thereof by any such Obligor or such Subsidiary;

(d) Voluntary Debtor Relief. Any Obligor or any Subsidiary shall (i) execute an assignment for the benefit of creditors, or (ii) admit in writing its inability, or be generally unable, to pay its debts generally as they become due, or (iii) voluntarily seek the benefit or benefits of any Debtor Relief Law, or (iv) voluntarily become a party to any proceeding provided for by any Debtor Relief Law that could suspend or otherwise affect any of the rights granted to or for the benefit of Lender in any of the Loan Documents;

(e) Involuntary Proceedings. Any Obligor or any Subsidiary shall involuntarily (i) have an order, judgment or decree entered against it by any Governmental Authority pursuant to any Debtor Relief Law that could suspend or otherwise affect any of the rights granted to or for the benefit of Lender in any of the Loan Documents, or (ii) have a petition filed against it seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the rights granted to or for the benefit of Lender in any of the Loan Documents;

(f) Insurance Regulation. (i) Any Insurance Regulator or other Governmental Authority of any state intervenes in the management of the business or operations of, or issues order of supervision or rehabilitation with respect to, Parent or any Subsidiary, (ii) Parent or any Subsidiary facilitates or takes any affirmative action with the intention of facilitating such intervention, or (iii) in the reasonable view of Lender, circumstances exist which would make such intervention likely;

(g) Internal Control Event; Securities Laws. If at any time Parent is a Public Company, an Internal Control Event shall occur or any Governmental Authority shall allege a violation or commence any action based on an alleged violation of any Securities Laws by Parent, any employee, officer or director of Parent or Parent’s auditor (with respect to actions of such auditor in its capacity as auditor for Parent) and any such event could reasonably be expected to result in a Material Adverse Change;

(h) Judgments. Any Obligor or any Subsidiary shall have rendered against it a money judgment in an aggregate amount in excess of $2,500,000 and the same shall remain in effect and unstayed for a period of thirty consecutive days;

(i) Other Debt. Any Obligor or any Subsidiary shall default (i) in the payment of principal of or interest on any Debt in an aggregate amount, together with all other Debt in which a default exists, in excess of $2,500,000, or (ii) in the performance of any other covenant, term or condition contained in any agreement with respect to such Debt (if such default shall occur and be continuing beyond any grace period with respect to such payment or performance), if the effect of such default is to cause or permit the holder or holders of such Debt (or any trustee on their behalf) to cause such Debt to become due or redeemed or purchased prior to its date of maturity;

(j) Change of Control. A Change of Control shall occur;

(k) Misrepresentation. The discovery by Lender that any statement, representation or warranty in the Loan Documents or in any writing ever delivered to Lender pursuant to the Loan Documents, is false, misleading or erroneous in any material respect;

(1) ERISA. Any Reportable Event under any Plan, or the appointment by an appropriate Governmental Authority of a trustee to administer any Plan, or the termination of any Plan within the meaning of Title IV of ERISA, or any material accumulated funding deficiency within the meaning of ERISA under any Plan, or proceedings shall be instituted by the PBGC to terminate any Plan or to appoint a trustee to administer any Plan;

(m) Loan Documents. Any Loan Document shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect in or be declared to be null and void (other than in accordance with the terms hereof or thereof) or the validity or enforceability thereof be contested by any Person party thereto (other than Lender) or any Person (other than Lender) shall deny in writing that it has any liability or any further liability or obligations under any Loan Document to which it is a party (including any revocation of any

Guaranty by any Guarantor); or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien in any Collateral.

8.2. Remedies. If an Event of Default exists:

(a) With the exception of an Event of Default specified in Section 8.1 (d) or (e). Lender may declare the principal of and interest on the Term Loan and Obligations and other amounts owed under the Loan Documents to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in the Loan Documents to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Section 8.1(d) or (e), such principal, interest and other amounts shall thereupon and concurrently therewith become due and payable, all without any action by Lender, or any holder of the Term Note and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in the Loan Documents to the contrary notwithstanding.

(c) Lender and any Person acting for the benefit of Lender may exercise all of the post default rights granted to them under the Loan Documents or under Law.

(d) The rights and remedies of Lender hereunder shall be cumulative, and not exclusive.

8.3. Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Term Loan and other Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Lender in the following order:

(a) First, payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to Lender;

(b) Second, payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan in such order as Lender determines;

(c) Third, payment of that portion of the Obligations constituting unpaid principal of the Term Loan in such order as Lender determines;

(d) Fourth, to all other Obligations; and

(e) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

ARTICLE IX

MISCELLANEOUS

9.1. Reliance by Lender. Lender and its officers, directors, employees, attorneys and agents shall be entitled to rely and shall be fully protected in relying on any writing, resolution,

notice, consent, certificate, affidavit, letter, e-mail, cablegram, telegram, telex or teletype message, statement, order, or other document or conversation reasonably believed by it or them in good faith to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinions of counsel selected or consented to by Lender.

9.2. Notices.

(a) All notices and other communications under this Agreement (except in those cases where giving notice by telephone is expressly permitted) and the other Loan Documents shall be in writing and shall be deemed to have been given on the date personally delivered or sent by telecopy (answerback received), or three days after deposit in the mail, designated as certified mail, return receipt requested, postage prepaid, or one day after being entrusted to a reputable commercial overnight delivery service, or one day after being delivered to the telegraph office or sent out by telex addressed to the party to which such notice is directed at its address determined as provided in this Section. All notices and other communications under this Agreement shall be given if to Borrower, at the address specified on Schedule 9.2, and if to Lender, at the address specified on Schedule 9.2.

(b) Any party hereto may change the address to which notices shall be directed by giving ten days’ written notice of such change to the other party.

9.3. Expenses. Borrower shall promptly pay:

(a) all reasonable out-of-pocket expenses and Attorney Costs of Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the Term Loan hereunder;

(b) all reasonable out-of-pocket expenses and Attorney Costs of Lender in connection with the administration of the transactions contemplated in this Agreement and the other Loan Documents and the preparation, negotiation, execution and delivery of any waiver, amendment or consent by Lender relating to this Agreement or the other Loan Documents; and

(c) all costs, out-of-pocket expenses and Attorney Costs of Lender incurred for enforcement, collection, restructuring, refinancing and “work out”, or otherwise incurred in obtaining performance under the Loan Documents, and all costs and out of pocket expenses of collection if default is made in the payment of the Obligations, which in each case shall include without limitation fees and expenses of consultants and counsel for Lender and administrative fees for Lender.

9.4. Waivers. The rights and remedies of Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No failure or delay by Lender in exercising any right shall operate as a waiver of such right. Any waiver or indulgence granted by Lender shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by Lender at variance with the terms of the Agreement such as to require further notice by Lender of Lender’s intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of Lender, in its discretion, to exercise any rights available to it under this Agreement or under any other agreement, whether or not Lender is a party thereto, relating to Borrower, Parent, any Subsidiary or any Obligor.

9.5. Determination by Lender Conclusive and Binding. Any material determination required or expressly permitted to be made by Lender under this Agreement and each other Loan Document shall be made in its reasonable judgment and in good faith, and shall when made, absent manifest error, be conclusive and binding on all parties.

9.6. Set Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default, Lender and any subsequent holder of the Term Loan Note, and any assignee or Participant in the Term Loan Note is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to set off, appropriate and apply any deposits (general or special (except trust and escrow accounts), time or demand, including without limitation Debt evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Debt at any time held or owing by Lender or such holder, assignee or Participant to or for the credit or the account of Borrower, against and on account of the Obligations and other liabilities of Borrower to Lender or such holder, irrespective of whether or not (a) Lender or such holder, assignee or Participant shall have made any demand hereunder, or (b) Lender or such holder, assignee or Participant shall have declared the principal of and interest on the Term Loan and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by Lender or such holder, assignee or Participant shall be applied pursuant to Section 8.3.

9.7. Assignment.

(a) Neither Borrower nor Parent may assign or transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of Lender.

(b) Lender may at any time sell participations in all or any part of the Term Loan (collectively, “Participations”) to any banks or other financial institutions (“Participants”) provided that such Participation shall not confer on any Person (other than the parties hereto) any right to vote on, approve or sign amendments or waivers, or any other independent benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents, other than the right to vote on, approve, or sign amendments or waivers or consents with respect to items that would result in (i) (A) the extension of the date of maturity of, or (B) the extension of the due date for any payment of principal, interest or fees respecting, or (C) the reduction of the amount of any installment of principal or interest on or the change or reduction of any mandatory reduction required hereunder, or (D) a reduction of the rate of interest on, the Term Loan; or (ii) the release of substantially all of the security for the Obligations. Notwithstanding the foregoing, Borrower agrees that the Participants shall be entitled to the benefits of Article VIII and Section 9.6 as though they were Lender and Lender may provide copies of all financial and other information received from Borrower, Parent or any Subsidiary to such Participants. To the fullest extent it may effectively do so under Applicable

Law, Borrower agrees that any Participant may exercise any and all rights of banker’s lien, set off and counterclaim with respect to this Participation as fully as if such Participant were the holder of the Term Loan in the amount of its Participation.

(c) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.7, disclose to the assignee or Participant or proposed assignee or participant, any information relating to Borrower, Parent, any Subsidiary and Obligors furnished to Lender by or on behalf of any such Person.

(d) Except as specifically set forth in this Section 9.7, nothing in this Agreement or any other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents.

9.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

9.9. Severability. Any provision of this Agreement which is for any reason prohibited or found or held invalid or unenforceable by any Governmental Authority shall be ineffective to the extent of such prohibition or invalidity or unenforceability without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

9.10. Interest and Charges. It is not the intention of any parties to this Agreement to make an agreement in violation of the Laws of any applicable jurisdiction relating to usury. Regardless of any provision in any Loan Documents, Lender shall never be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the Maximum Amount. If Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal by Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, Borrower and Lender shall, to the maximum extent permitted under Applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided, however, that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the total principal amount of the Obligations owing, and, in such event, Lender shall not be subject to any penalties or forfeitures provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section shall control every other provision of all agreements pertaining to the transactions contemplated by or contained in the Loan Documents. The provisions of this Section applicable to Lender are equally applicable to each Participant, assignee and any subsequent holder.

9.11. Amendment and Waiver. The provisions of this Agreement may not be amended, modified or waived except by the written agreement of Borrower and Lender.

9.12. Exception to Covenants. No Obligor shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

9.13. USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

9.14. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, IT IS AGREED THAT THE PROVISIONS OF CHAPTER 346 OF THE TEXAS FINANCE CODE SHALL NOT APPLY TO THE TERM LOAN, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THE LOAN DOCUMENTS ARE PERFORMABLE IN SAN ANTONIO, BEXAR COUNTY, TEXAS, AND BORROWER AND PARENT WAIVE THE RIGHT TO BE SUED ELSEWHERE. BORROWER, PARENT AND LENDER AGREE THAT THE STATE AND FEDERAL COURTS OF TEXAS LOCATED IN SAN ANTONIO, TEXAS SHALL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.15. WAIVER OF JURY TRIAL. BORROWER, PARENT AND LENDER HEREBY KNOWINGLY VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER ENTERING INTO THIS AGREEMENT AND MAKING THE TERM LOAN HEREUNDER.

9.16. ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

BORROWER:

REPUBLIC COMPANIES, INC.

By:	/s/ PARKER W. RUSH
Print Name:	Parker W. Rush
Print Title:	President

PARENT:

REPUBLIC COMPANIES GROUP, INC.

By:	/s/ PARKER W. RUSH
Print Name:	Parker W. Rush
Print Title:	President

LENDER:

THE FROST NATIONAL BANK

By:	/s/ [ILLEGIBLE]
Print Name:	[ILLEGIBLE]
Print Title:	Senior Vice President

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